SCHEDULE 14A INFORMATION
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [_]

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[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

[_]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[_]	Soliciting Material Under Rule 14a-12

AB Core Opportunities Fund, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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AB Cap Fund, Inc. -- AB Small Cap Growth Portfolio AB Core Opportunities Fund, Inc. AB Large Cap Growth Fund, Inc. AB Municipal Income Fund, Inc. -- AB New York Portfolio	AB Municipal Income Fund II -- AB Massachusetts Portfolio and AB Ohio Portfolio AB Trust -- AB International Value Fund The AB Portfolios -- AB Growth Fund (the “Funds”)

March 18, 2019

Dear Shareholder: As President and CEO of the AB Funds, I want to remind you that we need your vote on the proposal outlined in the proxy materials sent on January 25, 2019. Please vote your shares today. Each Fund’s Board of Directors/Trustees unanimously recommends approval of the proposal.

The purpose of the adjourned joint meeting of shareholders scheduled for April 24, 2019 is to consider and vote upon the approval of new investment advisory agreements for each Fund with AllianceBernstein L.P. The approval of new advisory agreements is required by the Investment Company Act of 1940. The material terms of the proposed new investment advisory agreements are identical to the material terms of the current investment advisory agreements.

Please vote by phone by calling 1-844-670-2143, by internet at www.proxyvote.com or by mail, using the enclosed proxy card and envelope provided.

We urge you to vote as soon as possible so that your vote can be received by the April 24, 2019 meeting of stockholders. Broadridge Financial Solutions, Inc. (“Broadridge”), our proxy solicitation firm, has been selected to assist shareholders in the proxy solicitation process. If we have not received your proxy authorization, you may receive a telephone call from Broadridge reminding you to vote. Voting now will help to prevent additional mailings and phone calls.

Thank you for your time, attention and trust.

Sincerely,

Robert M. Keith

President of AB Funds

Please vote today!

THANK YOU FOR VOTING!